Exhibit 99.1

Press Release February 28, 2022	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Announces First Quarter 2022 Cash Dividend Increase of 31% and an Additional $1.25 Billion Share Repurchase Authorization

FORT WAYNE, INDIANA, February 28, 2022 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the company’s board of directors declared a first quarter cash dividend of $0.34 per common share, a 31 percent increase over the company's 2021 quarterly rate. The dividend is payable to shareholders of record at the close of business on March 31, 2022 and is payable on or about April 15, 2022.

The board of directors also authorized an additional share repurchase program of up to $1.25 billion of the company’s common stock. The authorization is effective immediately and is additive to the previous $1.0 billion program authorized on July 6, 2021, which had $92 million remaining authorized and available for repurchase on February 25, 2022. Since 2017, the company has repurchased $2.6 billion of its common stock, representing 26 percent of its outstanding shares, and has paid cash dividends of over $950 million through December 31, 2021. During this same timeframe, the company continued its growth strategy, and invested $3.7 billion in organic capital investments and acquisitions.

“These actions reflect the Board’s and senior leadership’s confidence in the consistency and strength of our cash generation capabilities,” said Mark D. Millett, Chairman, President and Chief Executive Officer. “We have consistently grown our cash dividends to shareholders in alignment with our structural growth initiatives, maintaining a positive cash dividend growth profile. Additionally, as a complement to our dividend, we have actively utilized our share repurchase programs in periods of exceptionally strong cash generation. Based on our strong capital foundation and consistent cash generation, we are able to execute organic and transactional strategic growth initiatives, while sustaining strong shareholder distributions and remaining committed to maintaining our investment grade credit ratings.”

Under the company’s share repurchase program, purchases take place as and when determined by the company in open market or private transactions, including transactions that may be affected pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Pursuant to this program, purchases of shares of the company’s common stock, are made based upon the market price of the company’s common stock, the nature of other investment and growth opportunities, expected free cash flow, and general economic conditions. The share repurchase program does not require the company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the company at any time without prior notice.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. All of Steel Dynamics’ steel production facilities utilize electric arc furnace technology. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals marketplaces, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors including periods of slower than anticipated economic growth and the risk of a recession; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance, (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits required to operate our businesses; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impact of impairment charges.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500